UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Norfolk Southern Corporation

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On April 16, 2024, Norfolk Southern Corporation (“NSC”) updated its website www.VoteNorfolkSouthern.com, which contains information relating to NSC’s 2024 Annual Meeting of Shareholders, to include a video. A copy of the transcript for the video can be found below and may be used in whole or in part in additional communications by NSC:

Dr. Christopher Jones and Admiral Philip Davidson Video

Dr. Christopher Jones

I’m Dr. Chris Jones and I’m chair of the safety committee for the Norfolk Southern board of directors. I’ve had the unique career in roles that involve safety, and I bring that to Norfolk Southern.

Admiral Philip Davidson

My name is Admiral Phil Davidson. I’m retired from the U.S. Navy, and on the board, I serve on both the safety committee and the financial and risk management committees.

My experience in strategy and risk, in risk management and mitigation and [in] organizational design [and] operational concepts all lend themselves to helping out an industry like the railroad, and Norfolk Southern specifically.

Dr. Christopher Jones

For our board, safety is paramount.

Admiral Philip Davidson

Our objective is to make the culture of Norfolk Southern a safety culture, because we believe that a safety culture will deliver the safest possible railroad that delivers the best possible service.

Dr. Christopher Jones

Operating a safe railroad is in direct alignment with our overall company strategy. Having a safer railroad is more efficient. It increases the satisfaction of our customers, which supports our strategy to grow. And it helps with our employees by creating an environment in which they feel safe to come to work.

Admiral Philip Davidson

The roles and responsibilities of the safety committee, first and foremost, is to review all the safety data. Secondly, to be there for the executives, to provide the oversight that is required, help them deal with safety issues, and really, it’s to deliver on the initiatives that were approved by the company. And it’s resulted in implementation of a six-point safety plan.

The priorities in our safety plan that’s six implementation items is first to enhance the hot bearing detector network. Secondly, to pilot the next generation in hot bearing detectors. Third, to increase the deployment of our acoustic bearing network.

Dr. Christopher Jones

Another critical part of the six-point safety plan is improving our culture. We’re developing new technology in the form of digital inspection portals.

The last item that’s part of the six-point safety plan is the sharing of information with the other railroads.

After the incident at East Palestine, the board took decisive actions.

We pushed for more data – more real-time data – regarding safety and increased the amount of trend and data analysis that we performed, and that was briefed both to the safety committee and to the overall committee.

Specifically, being a military officer, it was important for me to have boots on the ground. So, we went out and visited a number of sites, facilities, rail yards to get direct feedback from our craft employees and all of our employees about our safety culture, where we were doing things well, and the opportunities for improvement.

I’m also, given an engineer, a big proponent of technology. So, we’ve performed a lot of deep dives on the technology, sensing, data analytics.

Given all of that focus, we’ve seen a significant improvement, both in personal injury rate and in accident rate.

Specifically, mainline accidents have decreased 38%.

Admiral Philip Davidson

Well, I think the senior management team and the company itself has been intently focused on safety. It’s apparent to me that Alan Shaw is a man of his word.

One of the key reasons that I came aboard the company was his strategic transformation vision here for Norfolk Southern. I think he’s properly addressed the environment that the railroad is existing in, and what the opportunity is not only for safety, but for market growth.

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Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.